EXHIBIT 10.21

ASSIGNMENT of FREE CASH FLOW

AGREEMENT, dated October 15, 2018, between Power Clouds Inc., having an address at One World Trade Center, Suite 8500, New York, NY 10007 (“PCI”) and [*] (“KIC”).

W I T N E S S E T H:

WHEREAS, concurrently herewith [*] (a KIC affiliate) is lending to PCG_Holdco UG, having an address at Walther Rathenau Str. 24 - 64646 Heppenheim, Germany (“PCG”), the sum of Three Million One Hundred Ninety Seven Thousand and Five Euros (€3,197,005) (the “Note”).

WHEREAS, the sum being loaned to PCG represent 100% of the Equity and Mezzanine financing required to acquire the Assets (defined below).

WHEREAS, PCI is the 100% owner of PCG.

WHEREAS, pursuant to a Letter of Intent dated May, 28, 2018, executed between PCI and [*] (a KIC affiliate company), [*] or its affiliate company is entitled to varying percentages of the Free Cash Flow generated by the aforementioned Assets until such time as when the loan is paid in full.

NOW THEREFORE, in consideration of Ten Dollars, and other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as fol-lows:

1. Definitions: The following terms as used in this Agreement shall have the meanings set forth below:

“Assets” shall mean PV Roof Systems and other assets owned by PSM 20; GRK 17.2; GRK 17.1; PSM 50; PSM 30.

“Free Cash Flow” shall mean the amount of cash generated from the Assets, after paying i) all operating costs, including, but not limited to, third party expenses, taxes, insurance and government fees, ii) senior debt principal and interest, and iii) the interest on the Note.

2. Assignment of Free Cash Flow:

(a)	PCI here-by grants to KIC all of the right, title and interest to Eighty percent (80%) of the Free Cash Flow generated by the Assets until such time as when Twenty percent (20%) of the Note, including the principal balance together with all accrued interest and prepayment fee, has been paid.

(b)	After the amount in Section 2(a) above is paid, PCI here-by grants to KIC all of the right, title and interest to Twenty percent (20%) of the Free Cash Flow generated by the Assets in perpetuity or until such time as when the Assets are sold, if and as applicable.

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3. Free Cash Flow Payments: The Free Cash Flow shall be calculated and paid to KIC on a quarterly bases.

4. Protection of Assets: Except for the senior debt held by various banking institutions, including, but not limited to, Sparkasse Bank, DKB Bank, Volks Bank, PCI shall keep the Assets free and clear of all liens, charges, encumbrances, taxes and assessments, and shall pay all taxes, assessments and fees relating to the Assets. PCI shall not sell, exchange, assign, transfer or otherwise dispose of the Assets, and shall not encumber, hypothecate, mortgage, create a lien on or security interest in the Assets, without the prior written consent of KIC in each instance.

5. Default: The occurrence of any one or more of the following events, if such event remains uncured for a period of thirty (30) days, (hereinafter referred to as “Events of Default”) shall constitute a default hereunder, whether such occurrence is voluntary or involuntary or comes about or is effected by opera-tion of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental authority:

(a) If PCI shall default in the payment of any money due under this agreement; or

(b) If PCI shall fail to pay, perform or observe any covenant, agreement, term or provision of this Agreement, or any other agreement or arrangement now or hereafter entered into between the parties hereto or any of their affiliates; or

(c) If PCI and PCG: file a petition for relief under the bankruptcy laws or a petition to take advantage of any insolvency act; make an assignment for the benefit of creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or any part of the Assets; file a petition or answer seeking reorganization or arrangement or similar relief under the Federal Bank-ruptcy Laws or any other applicable law or statute of the United States or any State or Country; or if PCI or PCG shall be adjudged a bankrupt or insolvent, or a court of competent jurisdiction shall enter any order, judgment or decree appointing a receiver, trustee, liquidator or conservator of PCI or PCG or any of the Assets or approves a petition filed against PCI or PCG seeking reorganization or similar relief under the Federal Bankruptcy Laws or any other applicable law or statute of the United States or any State or Country; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of PCI or PCG or any of the Assets; or

(d) If all or any part of the Assets shall be sold, transferred or assigned, or shall be further en-cumbered, hypothecated, mortgaged, or made subject to any other lien or security interest, without the prior written consent of KIC.

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6. Rights and Remedies: Upon the occurrence of an Event of Default KIC may:

(a) with or without notice to PCI, take possession of the Assets, or any portion thereof, with or without judicial process, and enter any premises where the Assets may be located for the purpose of taking possession of same, or disposing of the Assets and PCI agrees not to resist or interfere therewith;

(b) sell, lease or otherwise dispose of all or any part of the Assets, whether in its then condition or after further preparation, in PCI or PCG’s name or in its own name, or in the name of such party as KIC may designate, either at public or private sale, in lots or in bulk, for cash or for credit, with or without representations or warranties, and upon such other terms as KIC, in its sole discretion, may deem advisable; and ten days’ written notice of such public sale date or dates after which private sale may occur, or such lesser period of time in the case of an emergency, shall constitute reason-able notice hereunder;

(c) execute and deliver documents of title, certifi-cates of origin, or other evidence of payment, shipment or storage of any Assets or proceeds on behalf of and in the name of PCI and PCG;

7. Cumulative Rights: All rights, remedies and powers granted to Secured Party herein, or in any instrument or document related hereto, or provided or implied by law or in equity shall be cumulative and may be exercised singly or concurrently on any one or more occasions.

8. Notices: All notices, requests, demands or other communications provided for herein shall be in writing and shall be deemed to have been properly given if sent by Federal Express courier or by registered or certified mail, return receipt re-quested, with postage prepaid, addressed to the parties at their respective addresses herein above set forth, or at such other addresses as the parties may designate in writing. Guarantor immediately shall notify Secured Party of any change in the address of Guarantor or discontinuance of the place of business or residence of Guarantor.

9. Modification And Waiver: No modification or waiver of any provision of this Agreement, and no consent to any breach, shall be effective unless such modification or waiver shall be in writing and signed by the parties, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.

10. Binding Effect: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. KIC may assign this Agreement, and if assigned, the assignee shall be entitled, upon notifying PCI, to the payment and performance of all of the Obliga-tions and agreements of PCI hereunder and to all of the rights and remedies of KIC hereunder. The gender and number used in this Agreement are used for reference term only and shall apply with the same effect whether the parties are masculine, feminine, neuter, singular or plural.

11. Miscellaneous. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement. The captions in this Agreement are for con-venience only, and shall not be considered in construing this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly exe-cuted this Agreement on the date first above written.

POWER CLOUDS INC.

By:	/s/ Vincent Browne
Vincent Browne (Pres.)

[*]

By:
[*] (Pres.)

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